[  ]

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, Wisconsin 53202

Re:	Agreement and Plan of Reorganization by and between The RBB Fund, Inc. on behalf of its series, MFAM Global Opportunities Fund and MFAM Mid-Cap Growth Fund, and on behalf of its series, MFAM Global Opportunities ETF and the MFAM Mid-Cap Growth ETF, dated [ ]

Ladies and Gentlemen:

You have asked for our opinion as to certain U.S. federal income tax consequences of transactions contemplated in the above Agreement and Plan of Reorganization (the “Reorganization Agreement”).

Background

The RBB Fund, Inc. is a Maryland corporation (the “Company”) consisting of multiple series, including MFAM Global Opportunities Fund and MFAM Mid-Cap Growth Fund (each a “Target Portfolio,” and together the “Target Portfolios”) and Motley Fool Global Opportunities ETF and Motley Fool Mid-Cap Growth ETF (each an “Acquiring Portfolio,” and together the “Acquiring Portfolios”).  The Acquiring Portfolios are each a shell series of the Company, had never commenced operations before the Effective Date (as defined below), and had no existing shareholders, assets, property or tax attributes before then. The Target Portfolios are open-end, registered management investment companies within the meaning of the Investment Company Act of 1940, as amended.

Immediately prior to the opening of business on [  ] (the “Effective Date”), (i) MFAM Global Opportunities Fund will transfer all of its assets and liabilities to Motley Fool Global Opportunities ETF in exchange for all current and outstanding shares in the Motley Fool Global Opportunities ETF (“New Global Shares”) and then distribute all its New Global Shares to the holders of all current and outstanding MFAM Global Opportunities Fund shares in exchange for their applicable MFAM Global Opportunities Fund shares, in complete liquidation of MFAM Global Opportunities Fund, and the existence of MFAM Global Opportunities Fund will be terminated (the steps specified in this clause (i), “Transaction 1”), and (ii) MFAM Mid-Cap Growth Fund will transfer all of its assets and liabilities to Motley Fool Mid-Cap Growth ETF in exchange for all current and outstanding shares in the Motley Fool Mid-Cap Growth ETF (“New Growth Shares”, and together with the “New Global Shares”, “New Fund Shares”) and will then distribute all its New Growth Shares to the holders of all current and outstanding MFAM Mid-Cap Growth Fund shares (together with the MFAM Global Opportunities Fund shares, “Target Shares”) in exchange for their applicable MFAM Mid-Cap Growth Fund shares, in complete liquidation of MFAM Mid-Cap Growth Fund, and the existence of MFAM Mid-Cap Growth Fund will be terminated (the steps identified in this clause (ii) “Transaction 2”, and together with Transaction 1, the “Transactions”, and each a “Transaction”).  After the Effective Date, each Acquiring Portfolio will continue the investment operations of the applicable Target Portfolio.

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For purposes of this opinion, we have relied on certain written representations of officers of the Company and the Target Portfolios, copies of which are attached hereto, and have assumed those representations to be true.  We have also assumed that the Reorganization Agreement and any other documentation related to the Transactions have been duly authorized and approved by any and all required parties, including the holders of Target Shares (“Target Shareholders”), and that all required and appropriate documents have been filed with the appropriate government agencies. We have further assumed and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, warranties and assumptions contained in the Reorganization Agreement and any other documentation related to the Transactions, and we have assumed that the Transactions will occur pursuant to the terms of the Reorganization Agreement without deviation therefrom and will be effective under the laws of the State of Maryland.

Conclusions

Based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations currently in effect, current published administrative positions of the Internal Revenue Service, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Combined Prospectus/Information Statement dated [  ], and the Reorganization Agreement), and subject to the limitations set forth below, it is our opinion that, for U.S. federal income tax purposes:

(1)	each of Transaction 1 and Transaction 2 will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each Target Portfolio and Acquiring Portfolio will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)	no Target Portfolio will recognize any gain or loss (a) upon the transfer of its assets to the applicable Acquiring Portfolio in exchange for New Fund Shares and the assumption of the liabilities of such Target Portfolio or (b) upon the distribution of the New Fund Shares to the applicable Target Shareholders;

(3)	no Acquiring Portfolio will recognize any gain or loss upon the receipt of the assets of applicable Target Portfolio in exchange for the New Fund Shares and the assumption of the liabilities of such Target Portfolio;

(4)	the aggregate adjusted tax basis of the New Fund Shares received by each Target Shareholder pursuant to the applicable Transaction will equal the aggregate adjusted tax basis of the Target Fund Shares immediately before the Reorganization (reduced by the amount of any tax basis allocable to a fractional share for which cash is received, if any). The holding period of the New Fund Shares received by each Target Shareholder will include the holding period of the Target Fund Shares surrendered in exchange therefor, provided that the Target Fund Shares are held by that shareholder as capital assets on the date of the exchange;

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(5)	the aggregate tax basis in the hands of the Acquiring Portfolio of each asset of the applicable Target Portfolio transferred to such Acquiring Portfolio in the Transactions is the same as the basis of that asset in the hands of such Target Portfolio immediately before the applicable Transaction, and the Acquiring Portfolio’s holding period for each such asset will include the Target Portfolio’s holding period therefore (except where an Acquiring Portfolio’s investment activities have the effect of reducing or eliminating an asset’s holding period) immediately after the applicable Transaction;

(6)	the Target Shareholders will recognize no gain or loss upon their receipt of the New Fund Shares in the applicable Transaction;

(7)	the holding period of the New Fund Shares received by each Target Shareholder will include the holding period of the Target Fund Shares surrendered in exchange therefor, provided that the Target Fund Shares are held by that shareholder as capital assets on the date of the exchange; and

(8)	the Transactions will not result in the end of a Target Portfolio’s taxable year and each Target Portfolio’s tax attributes listed in Section 381(c) of the Code will be acquired by the corresponding Acquiring Portfolio, subject to certain limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues discussed herein.  We express no opinion relating to any U.S. federal income tax matter except as set forth herein and on the basis of the facts described above.  We also express no opinion regarding (i) the U.S. federal income tax consequences of or related to any costs relating to the Transactions, or (ii) any tax consequences under foreign, state, local or other laws.  In issuing our opinion, we have relied solely upon existing provisions of the Code, existing final and proposed Treasury regulations thereunder, and current administrative positions and judicial decisions.  Such laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such change could affect the validity of the opinion set forth above, and we are under no duty or obligation to update our opinion to reflect any changes or modifications made following delivery of this opinion.  Also, future changes in U.S. federal income tax laws, regulations, and the interpretation thereof can have retroactive effect in a manner that could affect the validity of the opinion set forth above.

We hereby consent to the filing of the form of this opinion as an exhibit to the N-14 Registration Statement (the “Registration Statement”) and to the reference to us under the heading “INFORMATION ABOUT THE PLAN— What are the tax consequences of the Reorganizations?” in the Combined Prospectus/Information Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is being furnished to you solely for the benefit of you and your shareholders in connection with the Transactions and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP